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                                  EXHIBIT 10.8

   EXCLUSIVE MANUFACTURING, SALES, LICENSING AND SOFTWARE OWNERSHIP AGREEMENT

         This exclusive manufacturing, sales, and licensing and software ownership agreement(hereafter Agreement)is entered into as of the 22nd day of March, 2004 by and between MEDTRAK TECHNOLOGIES, INC., and Arizona Corporation (hereafter MedTrak) and EYE DYNAMICS, Inc., a Nevada corporation (hereafter
EDI).

                                    RECITALS

         WHEREAS, EDI is engaged in the manufacture of various medical devices and MedTrak is engaged in the marketing and sales of various medical devices; and

         WHEREAS, the parties, having previously entered into an agreement on or about March 19, 2001, documenting their business relationship, and tend that this agreement shall affect the novation of superseded the prior agreement; and

         WHEREAS, MedTrak desires to have EDI be its sole and exclusive manufacturer of infrared/video VNG systems (hereafter the VNG systems); and

         WHEREAS no quotas or established sales numbers will be applicable to MedTrak, MedTrak agrees that an annual target of 300 systems is appropriate. This shall be comprised of MedTrak 100 units, TRAK Series 150 units and IR/Video 50 units. MedTrak shall use its best efforts to achieve these target numbers.

         NOW, THEREFORE, in consideration of the matters set forth above and the mutual covenants, promises, agreements, representations, and warranties of the parties hereto, the parties to covenant, promise, agree, represent, and warrant as follows:

         1. ACCURACY AND INCORPORATION OF RECITALS. The foregoing recitals are true and correct and are incorporated herein as part of this agreement.

         2. EXCLUSIVE DEALINGS. EDI agrees to sell the VNG systems, and all Electronystagmography systems and accessories developed by it, solely through MedTrak and those entities specifically approved in writing by MedTrak. MedTrak agrees to market and sell only those electronystagmography systems and accessories thereto manufactured by EDI. This section is subject to the provisions of paragraph six, below.

         3. ENG SYSTEMS. The ENG systems referred to in this agreement are the two channel and four Channel infrared video ENG systems, which may be referred to as videonystagmographs, complete with software and accessories, together with software and hardware upgrades (which will hereafter be referred to individually and collectively as the Products).





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         4. LICENSE OF CONFIDENTIAL AND PROPRIETARY INFORMATION.

         4.1 CONFIDENTIAL INFORMATION. EDI has developed, on its own accord and is in possession of certain proprietary and confidential source codes, schematics, and lists of contractors (Confidential Information) related to the Product that is utilized in the manufacture of the MedTrak and the EDI TRAK Series and full clinical infrared/video VNG Systems. EDI shall, within 15 days of execution of this Agreement deliver the Confidential Information to Anker, Reed, Hymes & Schreiber, a Law Corporation (hereafter Anker, Reed) for storage and safekeeping.

         4.2 ACCESS TO EDI'S CONFIDENTIAL AND PROPRIETARY INFORMATION. MedTrak acknowledges that it and its employees will be exposed to and have access to proprietary information and trade secrets (which together will hereafter be referred to as Proprietary Information), provided to it by and belonging to EDI, during the term of this Agreement.

                  4.2.1 MedTrak agrees to use such Confidential and Proprietary Information only to the extent necessary to perform its marketing and sales obligations under this Agreement and will not disclose, during the term of this Agreement, and at all times thereafter, any of the Confidential and Proprietary Information to any third party without the prior written consent of EDI.

                  4.2.2 MedTrak acknowledges that irreparable injury will result to EDI in the event of a breach of this section four, and in the event of such breach, EDI will be entitled to an injunction to restrain the violation by MedTrak, its employees, and all persons acting for or with it. Injunctive relief will be in addition to any other remedies and damages available

         4.3 ACCESS TO MEDTRAK'S PROPRIETARY INFORMATION. EDI acknowledges that it and its employees will be exposed to and have access to confidential information and trade secrets (which together will hereafter be referred to as Proprietary Information), provided to it by and belonging to EDI, during the term of this Agreement.

                  4.3.1 EDI agrees to use such Proprietary Information only to the extent necessary to perform its development and manufacturing obligations under this Agreement and will not disclose during the term of this agreement and at all times thereafter, any of the Proprietary Information to any third party without the prior written consent of MedTrak

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                  4.3.2    EDI acknowledges that irreparable injury will result
                           to MedTrak in the event of a breach of this section four, any event of such breach MedTrak will be entitled to an injunction to restrain the violation by EDI, its employees, and all persons acting for or with it. Injunctive relief will be in addition to any other remedies in damages available.

         5. OWNERSHIP AND LICENSES OF SOFTWARE. MedTrak shall be the exclusive owner of the software, including upgrades, used in and by the MedTrak Brand and EDI TRAK Series two channel ENG systems. All right, title, and interest, including copyright rights, and said software is hereby vested, and future upgrades will be vested, in MedTrak. MedTrak hereby grants EDI an exclusive license to use the software during the effective term of this Agreement

         6. INABILITY OF EDI TO PROVIDE PRODUCTS. In the event EDI is not capable of meeting MedTrak's sales requirements under paragraph two, above, if EDI shall, within ten (10) days, inform MedTrak of such inability to perform. Within ten (10) days after so informing MedTrak, EDI shall direct Anker, Reed to make the Confidential Information available to MedTrak so as to ensure MedTrak's ability to continue to manufacture the Products. If the inability to provide products is temporary, EDI may grant permission to MedTrak to have the Products manufactured by an alternative supplier, which supplier must first be approved by EDI. In the event that MedTrak utilizes the Confidential Information made available to them pursuant to paragraph 4.1, above, MedTrak will compensate EDI for each Product not manufactured by EDI in an amount equal to 10% of MedTrak's then current cost to purchase the Product from the EDI

         7. Warranties, Support and Repairs. EDI shall provide each end-user of the Product with EDI's standard warranty and provide technical support and repairs consistent with its warranty obligations.

         7.1 MEDTRAK WARRANTIES. MedTrak will not make any representation or give any warranties or guarantees to any person with respect to any of the Products or related services, other than those representations, warranties, or guarantees that EDI has specifically authorized.

         8. PURCHASE ORDERS. Each sale of any product hereunder shall be initiated by MedTrak's delivery to EDI of a written purchase order specifying, in reasonable detail, the type, quantity, delivery date, and shipping destination information for the Product ordered (hereafter Purchase Order). No Purchase Order will be binding an EDI until accepted, in writing by EDI. If any Purchase Order is not rejected, in writing, delivered to MedTrak by EDI within three (3)business days of EDI's receipt of the Purchase Order, said Purchase Order will be deemed excepted as submitted.

         9.  DELIVERY.

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         9.1      TYPE OF DELIVERY. All Products delivered will be FOB EDI's plant or other place of shipment. EDI will use its best efforts to deliver Products by the applicable delivery date to the destination specified in each Purchase Order. All customs duties, costs, taxes, insurance premiums, and other expensive expenses relating to such transportation and delivery will be at the recipients expense.

         9.2 PACKAGING. EDI will package the product in its standard shipping packages.

         9.3 SET UP AND COMPLIANCE. MedTrak will be responsible for assisting end-users with setting out and ensuring Product compliance with Product specifications at the time of setup.

         10. PRICE, COMMISSION, AND PAYMENT.

         10.1 PRICE. EDI will establish a wholesale price for each Product, which will be set forth on exhibit A. attached hereto. MedTrak will pay EDI the wholesale price for each product sold by MedTrak. Payment terms shall be NET 15 days after date of invoice. EDI will only have the right to sell the Products to the United States military and government, ENT physicians, Otologists, and Audiologists. In addition, EDI will continue to sell to overseas clients for export of products.

         10.2 COMMISSION. EDI will pay MedTrak a commission of four thousand dollars ($4000) for each sale of an ENG system sold by EDI.

         10.3 PAYMENT. EDI to make all payments due hereunder to MedTrak on the 15th day of each month for all sales paid for in the previous month.

         10.4 LEADS. Leads shall be registered with MedTrak and shall be controlled and distributed at the discretion of MedTrak.

         11.  TERMINATION.

         11.1 TERM. Unless earlier terminated pursuant to the terms thereof, this Agreement will continue in effect for a period of 10 years (the Initial Term) and will be renewed for three successive three year periods (Additional Terms), thereafter unless notice of termination is given, in writing, by either party at least 90 days prior to the end of the Initial Term or any Additional Term, as the case may be.

         11.2 TERMINATION. This Agreement may be terminated upon mutual written agreement of the parties.

         11.3 DEFAULT. If either party materially defaults in the performance of any material agreement, condition, or covenant of this Agreement, and such default or noncompliance will not have been remedied, or steps initiated to remedy the same to the other parties reasonable satisfaction within 30 days after receipt of notice specifying the default, the party not in default may terminate this agreement.

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         12. INDEMNIFICATION. The parties agree that each party is solely responsible for the performance of its duties, and each agrees to indemnify and hold the other harmless from and against any and all claims asserted against the other for loss or damage to property including claims for economic and business injury, to persons or firms and all injury or death to third persons, including all expenses incident to any of the foregoing claims, in any way arising out of or relating to the conduct of such party's business and performance under this Agreement. Each party further agrees to defend the other and the other's agents and employees from and against any claim, demand, cause of action, damage, loss, cost or expense arising from or in connection with its actions or failures to act. Neither party may take any action that would have the effect of causing the other to be in violation of any rules, decrees, laws, or regulations.

         13. INJUNCTIVE RELIEF. In the event the EDI breaches or threatens to breach its obligations (a) to maintain the confidentiality of information provided to it by MedTrak or (b)of MedTrak's copyright rights, MedTrak will be entitled to an injunction to restrain the violation or threatened violation by EDI, its principals, or its employees. Injunctive relief will be in addition to any other remedies and damages available. All available remedies will be cumulative.

         14. MISCELLANEOUS.

         14.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings, and negotiations regarding the same.

         14.2 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

         14.3 SEVERABILITY. If any provision of this Agreement will be held illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so this Agreement will otherwise remain in full force and effect.

         14.4 FURTHER ASSURANCES. Each party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         14.5 USE OF PARTY'S NAME. No right, express or implied, is granted by this agreement to either party to use in any manner not expressly provided for herein the name of the other party or any other trademark or trade name of the other in connection with the performance of this agreement.

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         14.6     NOTICE AND REPORTS. All notices, demands, requests, elections or other communications required or permitted to be given by any party to the other shall be in writing and shall be (a) personally delivered; (b) sent via facsimile transmission; or
                  (c) deposited in the United States mail, first-class certified postage prepaid, return receipt requested, and addressed to the parties as follows:

                           To EDI: 2301 W. 205th Street, Number 102 Torrance, CA 90501
                                             Facsimile: 310.328.0697

                           To MedTrak:       10182 E. Cactus Road
                                             Scottsdale, AZ 85260
                                             Facsimile: 413.826.7905

         Notices, demands, requests, elections, or other communications will, if personally delivered, be effective upon receipt; if mailed, the effective upon the earlier of (a) actual receipt, (b) four days after first being deposited in the United States mail as indicated by the postmark thereon; or (c)if sent via facsimile, the effective upon delivery so long as the sender's facsimile machine provides written proof of successful transmission. Notice of such change of address is in the manner provided for the giving of other notices.

         14.7 RELATIONSHIPS OF THE PARTIES. Nothing contained in this agreement is intended to be construed so as to constitute an EDI and MedTrak as partners or joint venturers with each other. Either party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to buy in the other party to any contract, agreement, or undertaking with any third party.

         14.8 WAIVER AND MODIFICATION. The waiver by either party of a breach of any provision contained herein will in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself. This Agreement may not be changed, modified, amended, or supplemented except by written instrument signed by both parties.

         14.9 APPLICABLE LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of laws provisions. Venue for any action to enforce or interpret the provisions of this agreement shall be Phoenix, Arizona. The prevailing party in any legal action to enforce or interpret this agreement shall be entitled to reasonable costs and attorney's fees.

         14.10 ATTORNEY'S FEES. If any action at law or in equity or by alternative dispute resolution mechanism, including an action for declaratory relief, is brought to enforce or interpret the provisions of this agreement, prevailing party, or substantially prevailing party, will be entitled to reasonable costs, expenses, and attorney's fees in addition to any other relief to which the party may be entitled. The attorney's fees may be set by the tribunal in the same action or a separate action brought for that purpose.

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         14.11    CAPTIONS. Paragraph captions are for convenience only and no way to be construed to define, limit, or affect the construction or interpretation hereof.

         14.12 FORCE MAJEURE. A party shall not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

         14.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears here on, and all of which will together constitute one and the same instrument. This Agreement will become binding in one or more counterparts hereof, individually or taken together, they are the signatures of all the parties reflected here on as the signatories.

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the date first written above.

MEDTRAK TECHNOLOGIES, INC.                       EYE DYNAMICS, INC.
an Arizona corporation,                          a Nevada corporation,

/S/ MEL SHADOWENS                                /S/ CHARLES E. PHILLIPS
-----------------                                -----------------------
Mel Shadowens, Ph.D., Member                     Charles E. Phillips, President

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